 EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Drew Industries Incorporated:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-37194 and 333-91174) on Form S-8 of Drew Industries Incorporated and subsidiaries of our report dated March 13, 2007, with respect to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Drew Industries Incorporated and subsidiaries.

/s/ KPMG LLP

Stamford, Connecticut
March 13, 2007

DREW INDUSTRIES INCORPORATED AND SUBSIDIARIES
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

COLUMN A	COLUMN B	COLUMN C		COLUMN D	COLUMN E
		Additions
	Balance At Beginning of Period	Charged To Costs and Expenses	Charged To Other Accounts	Deductions	Balance At End of Period

YEAR ENDED DECEMBER 31, 2006: Allowance for doubtful accounts receivable, trade	$ 1,313	$273	$69(a)	$ 574(b)	$ 1,081
YEAR ENDED DECEMBER 31, 2005: Allowance for doubtful accounts receivable, trade	$ 958	$897	$ -	$ 542(b)	$ 1,313
YEAR ENDED DECEMBER 31, 2004: Allowance for doubtful accounts receivable, trade	$1,253	$594	$316(a)	$1,205(b)	$ 958

(a) Represents balance at date of acquisition of acquired companies.
(b) Represents accounts written-off net of recoveries.